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                                                                    EXHIBIT 2.3


                                  AGREEMENT

     THIS AGREEMENT (this "Agreement") is entered into as of the 17th day of July, 1995 by and among BUSINESS DATA GROUP, INC., a Delaware corporation ("Business Data"), ROADRUNNER VIDEO ENTERPRISES, INC., a Kentucky corporation ("Roadrunner"), and SELVAC CORPORATION, a Delaware corporation ("Selvac").

                             W I T N E S S E T H:

     WHEREAS, Roadrunner and Selvac have entered into a Stock Purchase Agreement dated July 1, 1995 (the "Stock Purchase Agreement"), providing for the purchase by Selvac of 75,000 shares of Series 1995 12% Cumulative Convertible Preferred Stock, $10.00 par value, of Roadrunner (the "Roadrunner Preferred Stock").

     WHEREAS, as of the date hereof, Roadrunner has not issued any shares of the Roadrunner Preferred Stock to Selvac.

     WHEREAS, as of the date hereof, Business Data will acquire all of the issued and outstanding capital stock of Roadrunner.

     WHEREAS, Business Data and Roadrunner desire for Business Data to issue 75,000 shares of Series 1995 12% cumulative convertible preferred stock of Business Data (the "Business Data Preferred Stock") in exchange for the cancellation of Roadrunner's obligation to issue the Roadrunner Preferred Stock to Selvac, and Selvac is agreeable to such transaction.

     NOW, THEREFORE, in consideration of the foregoing, Business Data, Roadrunner and Selvac agree as follows:

     SECTION 1. Issuance of Business Data Shares. Business Data agrees to amend its certificate of incorporation to authorize the issuance of not less than 75,000 shares of Business Data Preferred Stock. The rights, privileges and preferences of the Business Data Preferred Stock relative to Business Data shall be identical to the rights, privileges and preferences of the Roadrunner Preferred Stock relative to Roadrunner.

     SECTION 2. Cancellation of Roadrunner Preferred Stock. Selvac hereby relinquishes all rights it has under the Stock Purchase Agreement to acquire shares of the Roadrunner Preferred Stock.

     SECTION 3. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Kentucky.

     SECTION 4. Counterparts. This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

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     SECTION 5.  Severability.  The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

     SECTION 6. Headings. The headings in this Agreement are for purposes of reference only and shall not otherwise affect the meaning or construction of any provision of this Agreement.

     SECTION 7. Final Expression. This Agreement together with any other agreement executed in connection herewith, is intended by the parties as a final expression of the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions hereof. Acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

     SECTION 8. Binding Effect. This Agreement shall bind each of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by it as of the day and year first above written.

                                      BUSINESS DATA GROUP, INC., a
                                      Delaware corporation

                                      By:  /s/  James J. Leonard
                                         --------------------------------------
                                         James J. Leonard, Authorized Signatory


                                      ROADRUNNER VIDEO ENTERPRISES,
                                      INC., a Kentucky corporation

                                      By:  /s/  Wayne J. Jung
                                         --------------------------------------
                                         Wayne J. Jung, President


                                      SELVAC CORPORATION, a Delaware
                                      corporation

                                      By:  /s/  James J. Leonard
                                         --------------------------------------
                                         James J. Leonard, President


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